Exhibit 99.1

Beeline’s “Bizumentary” with Emmy Award-Winning Loft 100 Studios Set to Premiere Tomorrow

Production highlighting mortgage solutions for self-employed borrowers and property investors to air nationally and across digital platforms

PROVIDENCE, R.I., Sept. 23, 2026 (GLOBE NEWSWIRE) -- via IBN – Beeline Holdings, Inc. (Nasdaq: BLNE) (“Beeline”) today announced that its “Bizumentary,” produced in partnership with Emmy Award-winning Loft 100 Studios, will premiere tomorrow, September 24, at 9 p.m. ET / 6 p.m. PT on BizTV, YouToo America, YTA TV (formerly American Life Network) and American Forces Network.

The production highlights mortgage solutions for self-employed borrowers and property investors, two key markets served by Beeline.

Following the premiere, the Bizumentary will be available on Apple Podcasts, iHeartRadio, Spotify, Spreaker, TuneIn Radio, Podchaser, Castbox, Overcast, Podcast Addict, Pocket Casts and YouTube.

The Bizumentary is scheduled to air weekly following its premiere, with the potential for broader network distribution as it gains exposure.

For additional information on the Beeline–Loft 100 Studios collaboration and the Bizumentary, see Beeline’s previously announced release.

About Beeline

Beeline is a digital mortgage and financial technology company focused on transforming the way consumers access mortgage financing and home equity solutions through technology, automation and a streamlined digital experience. Beeline Loans, Inc., NMLS # 1799947, is a subsidiary of Beeline.

About Loft 100 Studios

Loft 100 Studios is an award-winning, full-service production studio providing broadcast television, video, podcast and content-production capabilities. Its team and productions have received Emmy recognition for television production.

Contacts

Investor Relations

ir@makeabeeline.com

Media Inquiries

press@makeabeeline.com

Corporate Communications:

IBN.Ai

Austin, Texas

www.IBN.Ai

512.354.7000 Office

Editor@IBN.Ai